UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Perry, Jr., James N.
   c/o  Madison Dearborn Partners
   Three First National Plaza, Ste. 3800
   Chicago, IL  60602
2. Date of Event Requiring Statement (Month/Day/Year)
   2/25/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   VoiceStream Wireless Corporation (1)
   VSTR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)
   2/25/2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |17,243                |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |2,797,931             |I               |By Partnership (2)                             |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock                               |26,789                |I               |By Trust (3)                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. On February 25, 2000, VoiceStream Wireless Corporation, a Washington corporation ("VS Washington"), merged with a wholly-owned subsidiary of VoiceStream Wireless Holding Corporation, which is a Delaware corporation that was itself wholly owned by VS Washington, and its shares were exchanged for shares of
VoiceStream Wireless Holding Corporation on a one for one basis. Immediately after the transaction, VoiceStream
Wireless Holding Corporation changed its name to VoiceStream Wireless Corporation ("VS Delaware").
2. Mr. Perry disclaims beneficial ownership of these shares except to the extent of Mr. Perry's proportionate partnership interest
therein.
3. The shares are held by the PK 1995 Trust for the benefit of Mr. Perry's children. Mr. Perry disclaims beneficial ownership of these
shares.
SIGNATURE OF REPORTING PERSON
/s/ James Perry, Jr.
DATE
4/3/2000